Exhibit 16.1

Scrudato & Co., PA

CERTIFIED PUBLIC ACCOUNTING FIRM

February 27, 2016

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: AMERICAN BRIVISION (HOLDING) CORPORATION

FORMERLY(METU BRANDS)

Form 8-K Item 4.01

File No. 333-91436

Commissioners:

We were previously the principal accountants for Realco International, Inc.  Effective February 27, 2016, we resigned as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated February 29, 2016. We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ John Scrudato CPA

Scrudato & Co., PA

Califon, New Jersey

7 Valley View Drive, Califon, New Jersey 07830 (908) 534-0008

Registered Public Company Accounting Oversight Board Firm